EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf: 631/650-6201

VICON REPORTS FIRST QUARTER RESULTS
HAUPPAUGE, NY, February 7, 2014 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2013.

For the first fiscal quarter of 2014, net sales decreased to $8.1 million, compared with $11.1 million in the year ago period. A net loss was incurred of $1,528,000 ($.34 per share), compared with a net loss of $477,000 ($.11 per share) in the prior year quarter.

The Company said North American sales were off 40% to $5.1 million while Europe, Middle East and Africa climbed 17% to $3.0 million.

In February 2013, the Company announced Chairman and CEO Ken Darby’s decision to retire no later than December 31, 2013 and that a replacement search had begun. In the most recent Annual Report on Form 10-K filed in December 2013, the Company disclosed that it retained a financial advisor to explore strategic options. In view of the advisor’s effort, the CEO search process was suspended and the Board asked Mr. Darby to remain on temporarily in his current capacity.

In the December quarter, the Company incurred $160,000 of strategic initiative expense and $305,000 cumulatively since July 2013.

Vicon develops video management software and also designs, assembles, and markets cameras, network video servers/recorders, encoders and storage medium. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	First Quarter Ended
	December 31,
	2013	2012
Net sales	$8,109,000	$11,099,000
Gross profit	3,009,000	4,075,000
Selling, general and administrative expense	3,267,000	3,614,000
Engineering and development expense	1,106,000	967,000
Strategic initiative expense	160,000	—
Operating loss	(1,524,000)	(506,000)
Loss before income taxes	(1,520,000)	(469,000)
Income tax expense	8,000	8,000
Net loss	$(1,528,000)	$(477,000)

Loss per share:
Basic	$(.34)	$(.11)
Diluted	$(.34)	$(.11)

Shares used in computing loss per share:
Basic	4,504,000	4,484,000
Diluted	4,504,000	4,484,000